Exhibit 99.1
AT THE COMPANY
Donald Hildebrand/Jennifer Nelms
(404) 727-0971
FOR IMMEDIATE RELEASE
02 November 2007
Excellent Results Received from GeoVax’s Full-Dose HIV/AIDS Vaccine Trial
ATLANTA, Ga., 02 Nov 2007 — GeoVax Labs, Inc. (OTC BB: GOVX), an Atlanta based biotechnology company, announced today excellent safety and immunogenicity data from its full-dose HIV/AIDS vaccine human trial which began in September 2006.
This full-dose trial is the second in a series of four Phase 1 human trials designed to test the safety and immunogenicity of the GeoVax HIV/AIDS vaccines. Involving 36 participants of which 30 received vaccine and 6 received placebo, this trial protocol included vaccination with two full-doses of GeoVax’s DNA vaccine to prime the immune response followed by two full-doses of GeoVax’s MVA vaccine to boost the immune response. GeoVax’s DNA and MVA vaccines express over 50% of the AIDS virus (HIV-1) protein components in order to stimulate a broad anti-HIV immune response. The vaccines cannot cause AIDS because they do not include complete virus. A Phase 1 human trial, started in April 2006, evaluated the delivery of only 1/10th of the full dosage and utilized the same vaccine regimen evaluated in the full dose trial.
From data collected from the 26 participants who completed the trial, the following positive conclusions were observed:
•	GeoVax HIV/AIDS vaccines, both DNA and MVA, continue to demonstrate that they are quite safe and immunogenic following the delivery of the four full-doses (two of each vaccine) used in the trial’s protocol

•	The full-dose regimen of GeoVax vaccines continues to be well tolerated without any type of reaction, mild or systemic, in the majority of participants

•	CD4 T-cell responses are high in both the low and full-dose regimens, 84% and 78% of participants

•	CD8 T-cell responses are present in 42% of the full-dose recipients and 33% of the 1/10th dose recipients.

•	Antibody responses to the envelope glycoprotein (Env) increased following the fourth vaccination, and were present in 88% of the full-dose participants

•	Delivery of the fourth vaccination increased the frequency and magnitude of the CD8 T-cell and Antibody responses
Two additional Phase 1 human trials testing different vaccine regimens started in June 2007 and are currently in process. Planning of a large Phase 2 trial is underway and tentatively scheduled for a mid-2008 start.
“These results extend the earlier positive results for both our full and 1/10th dose groups to a larger number of volunteers,” says Dr. Harriet Robinson, GeoVax Chief Scientific Advisor.

“They are extremely encouraging and provide a strong foundation for proceeding with phase 2 human testing.”
The human trials, testing GeoVax’s HIV/AIDS vaccines, are conducted by the HIV Vaccine Trials Network (HVTN) based in Seattle, Washington. The HVTN, funded and supported by the National Institutes of Health (NIH), is the largest worldwide clinical trials program dedicated to the development and testing of HIV/AIDS vaccines. Preclinical work enabling the development of the clinical evaluation of GeoVax’s DNA and MVA vaccines was funded by the National Institute of Allergy and Infectious Diseases of the US National Institute of Health. The NIH recently provided additional support to GeoVax’s vaccine development program in the form of a $15 million IPCAVD grant awarded in October 2007.
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About GeoVax Labs, Inc. (www.geovax.com)
GeoVax Labs, Inc. is a biotechnology company, established to develop, manufacture, license and commercialize human vaccines for diseases caused by HIV-1 (Human Immunodeficiency Virus) and other infectious agents. GeoVax’s vaccine technology is protected by 20 filed patent applications and issued patents.
GeoVax HIV/AIDS vaccines are designed to prevent development of Acquired Immunodeficiency Disease (AIDS), caused by the virus known as HIV-1, by vaccinating individuals prior to infection with the AIDS virus. In addition, GeoVax AIDS vaccines may be effective as therapeutics (treatment of people infected with AIDS virus). Studies evaluating these vaccines in already HIV/AIDS infected individuals are being planned.
GeoVax DNA and Recombinant MVA HIV/AIDS vaccines:
•	Use DNA vaccines to “prime” immune responses and MVA vaccines to “boost” immune responses against the AIDS virus

•	Vaccinate against more than 50% of AIDS virus components and can not cause AIDS

•	Protected 22 of 23 (96%) non-human primates against the development of AIDS for over 3 1/2 years

•	Are manufactured & tested under GMP/GLP — EMEA (EU) and FDA guidelines

•	Satisfactorily completed earlier DNA HIV/AIDS vaccine Phase 1 human trial

•	Are currently being tested in 4 Human Trials. Two started in 2006, two in summer 2007

•	Have been demonstrated safe to date in human trials

•	Are demonstrating positive immune responses against HIV in the majority of vaccine recipients

•	Are in planning stage for a larger Phase 2 human trial in 2008
For further information, contact Don Hildebrand or Jennifer Nelms at (404) 727-0971 or visit www.geovax.com.

Safe Harbor Statement: All statements in this news release, not statements of historical fact, are forward-looking statements. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements. Risks and uncertainties include, but are not limited to, whether: GeoVax can develop and manufacture these vaccines with the desired characteristics in a timely manner, GeoVax’s vaccines will be determined to be safe for use in humans, GeoVax’s vaccines will be effective in preventing AIDS in humans, the vaccines will receive the regulatory approvals necessary to be licensed and marketed, GeoVax can raise the required capital to complete development of its vaccines, there is development of competitive products that may be more effective or easier to use than GeoVax’s products, and other factors over which GeoVax has no control. GeoVax assumes no obligation to update these forward-looking statements, and does not intend to do so. Certain matters discussed in this news release are forward-looking statements involving certain risks and uncertainties including, without limitations, risks detailed in the Company’s Securities and Exchange Commission filings and report.